           NATIONAL ACCOUNTS LICENSE AGREEMENT- USA
           ----------------------------------------

THIS AGREEMENT made effective as of the 29th day of February, 2000 between:

Winsire Enterprises Corporation, a British Columbia company having an address at #102 - 360 Edworthy Way, New Westminster, British Columbia, Canada V3L 5G5

                             (hereafter called "Winsire")
                        - and -


Mega Tools USA, Inc., a Washington corporation having an address at 160 - 3873 Airport Way, Bellingham,
Washington 98226, United States of America

                             (hereafter called "Mega Tools")

WHEREAS:

I.	Winsire is the owner of the following patents (hereafter
the "Patents") for an invention of Hermann Fruhm entitled
"Cartridge Type Screwdriver" (hereafter the "Invention"):

Country            Patent Number  Issue Date          Expiry Date
-------------      -------------  ------------------  ----------------

Australia          668,616        17 September, 1996  15 October, 2013
Austria            E148,647       5  February, 1997   15 October, 2013
Brazil             PI 9307551-0   21 March, 2000      15 October, 2013
Canada             2,084,270      20 January, 1998    1  December, 2012
France             EP 674,567     5  February, 1997   15 October, 2013
Germany            69308038.8-08  5  February, 1997   15 October, 2013
Hong Kong          HK1004260      20 November, 1998   15 October, 2013
Italy              EP 674,567     5  February, 1997   15 October, 2013
Japan              2,869,678      8  January, 1999    15 August, 2013
Sweden             EP 674,567     5  February, 1997   15 October, 2013
Switzerland        EP 674,567     5  February, 1997   15 October, 2013
Taiwan             NI-084443      1  March, 1997      14 August, 2013
United Kingdom     EP 674,567     5  February, 1997   15 October, 2013
U.S.A.             5,265,504      30 November, 1993   1  December, 2012

II	Winsire has filed applications (hereafter the
"Applications") to patent the Invention as follows:

Country            Serial Number  Filing Date         Expiry Date
-------------      -------------  ------------------  ----------------
South Korea        95-702,035     15 October, 1993    15 October, 2013

III	Mega Tools, Ltd. ("Mega Tools - Canada"), a company which
is under the same common control as Mega Tools, has previously been granted a license to distribute products embodying the Invention pursuant to a license agreement made effective the 8th day of November, 1995 and executed at Chicago, Illinois on the 15th day of September, 1998.

IV	Winsire and Mega Tools - Canada redefined the terms of
their agreement pertaining to the Invention by cancelling all of their prior agreements pertaining to the Invention and by simultaneously entering into a new National Accounts License Agreement and a separate Regular Accounts License Agreement, both of which were made effective as of November
8, 1999

V.	By an agreement in writing dated February 29, 2000 Mega
Tools - Canada assigned to Mega Tools all its rights and obligations under both the National Accounts License
Agreement and the Regular Accounts License Agreement with respect to the Invention in the United States of America and reserved unto itself all rights and obligations to the Invention in Canada.

VI.	This agreement is entered into pursuant to the Assignment
Agreement of February 29, 200 and sets out the terms of the agreement between Winsire and Mega Tools with respect to the National Accounts License Agreement in the USA only.

VII.	Both Mega Tools and Mega Tools - Canada are under the
control of the same parent company, Mega Pro Tools Inc.

NOW THEREFORE, in consideration of the mutual covenants contained in this Agreement and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:


DEFINITIONS
-----------

1.	In this Agreement:

(a)	"Affiliate" has the meaning given that expression by
the Company Act (British Columbia), as amended.

(b)	"Apparatus" means cartridge type screwdrivers produced
in accordance with any of the Licensed Patents and/or the Know-how and includes any set of pre-manufactured components capable of assembly into a cartridge type screwdriver in accordance with any of the Licensed
Patents and/or the Know-how.

(c)	"Associate" has the meaning given that expression by
the Company Act (British Columbia).

(d)	"Control" where used in connection with any
corporation means:

     (i) the right to exercise a majority of the votes which may be voted at all general meetings of such corporation; or

     (ii) the right to elect or appoint, directly or indirectly, a majority of all directors of such corporation or other persons who have the right to manage or supervise the management of the affairs and business of the corporation.

(e)	"Head License Agreements" means this agreement and
the following other license agreements executed concurrently herewith by Winsire and either Mega Tools or Mega Tools -Canada.: the National Accounts License
Agreement - Canada, the Regular Accounts License
Agreement -Canada and the Regular Accounts License  -
USA as any of those agreements may from time to time be modified, amended, superseded or replaced..

(f)	"Improvement" means any modification or variant of the
Apparatus, whether patentable or not, which, if manufactured, used, or sold, would fall within the scope of at least one claim of at least one of the Licensed Patents.

(g)	"Know-how" means technical information, knowledge, and
expertise concerning the design, construction and use of the Apparatus, possessed by Winsire, which is not otherwise lawfully readily available to Mega Tools as a unitary package for a reasonable price except from Winsire by virtue of this Agreement;

(h)	"Licensed Patents" means the Patents and any patent
which issues from any of the Applications.

(i)	"National Account Customer" means any one of the
following entities: Sears, Sears Canada, Home Depot,
Truserve, Ace, Home Hardware, WalMart, K-Mart,
Builders Square, Home Base, Target, Lowe's Home
Centers, The Contractor's Yard, Fred Meyer, Canadian
Tire, Cotter Canada, Howdens, Revy Home & Garden,
Grope, Sodisco Group, Zellers, Sam's, Costco, B.J.'s,
Payless Cashways, Scotty's, BuyMart, Mid-States, Eagle
Hardware and Garden, Distribution America, Pro Group,
Shopko, Villager, AAFES and Menards (and their respective successors).

(j)	"National Accounts License Agreement -USA" means this
agreement;

(k)	"National Accounts License Agreement -Canada" means
agreement the National Accounts License Agreement -
Canada executed concurrently herewith by Winsire and Mega Tools;

(l)	"Regular Account Customer" means any entity which is
not a National Account Customer.

(m)	"Regular Accounts License  Canada" means the Regular
Accounts License Agreement - Canada executed concurrently herewith by Winsire and Mega Tools.

(n)	"Regular Accounts License  USA" means the Regular
Accounts License Agreement - USA executed concurrently herewith by Winsire and Mega Tools

(o)	"Territory" means United States of America.

(p)	"Trademark" means MEGAPRO, or MEGA-LOK, or such other
trademark as Winsire may authorise in writing. For greater certainty, Winsire owns the following trademark registrations and applications:

     (i)   Canadian trademark registration number 473,554
MEGAPRO 15 In 1 & Design;

     (ii)  United States trademark registration number
2,083,666 MEGAPRO 15 In 1 & Design;

     (iii) United States trademark registration number
2,130,439 MEGAPROOF 16 In 1;

     (iv)  Australian trademark registration number 771,100
MEGAPRO;

     (v)   New Zealand trademark registration number 297,017
MEGAPRO;

     (vi) Application for Canadian registration of trademark MEGAPRO filed on 22 October, 1999 under serial number 1,033,592; and,

     (vii) Application for United States registration of trademark MEGAPRO filed on 28 October, 1999 under serial number 75/833,890.

(q)	The headings are inserted solely for convenience of
reference and shall not be deemed to restrict or modify the meaning of the Articles to which they pertain.

GRANT OF LICENCE
----------------

2.	Subject to the terms and conditions of this Agreement, and
the making of payments as hereinafter provided, Winsire hereby grants to Mega Tools (for the term of this Agreement unless otherwise provided) a licence in respect of the Licensed Patents, Trademark and Know-how in accordance with the following particulars:

(a)	Mega Tools is hereby granted an exclusive license to
sell Apparatus to National Account Customers for subsequent sale of such Apparatus within the Territory by such National Account Customers;

(b)	Mega Tools is hereby granted a non-exclusive license
to:

     (i)   manufacture Apparatus in the Territory;

     (ii) utilize the Know-how in manufacturing Apparatus throughout the Territory; and,

     (iii) use the Trademark in the Territory on and in association with the Apparatus.

(c)	Mega Tools may sub-license its rights hereunder,
provided that the rights conferred upon any such sub-licensee shall be no more extensive than the rights of Mega Tools, and provided that Mega Tools shall be responsible to Winsire for the payment of any and all royalties arising from the exercise of any such rights by any such sub-licensee, to the same extent as if the said rights had been exercised by Mega Tools itself.
Before entering into any sub-licensing agreement
(which includes any distributorship agreement), Mega
Tools shall provide Winsire with a complete copy of the proposed sub-licensing (or distributorship) agreement. Mega Tools shall not enter into any sub-licensing (or distributorship) agreement until Winsire has approved, in writing, the form and content of the proposed sub-licensing (or distributorship) agreement.

(d)	If, during the term of this Agreement, Winsire
develops or discovers, or is a co-developer or co-discoverer of any Improvement then Winsire shall promptly inform Mega Tools thereof, and the rights hereby granted to Mega Tools shall, for the balance of the term of this Agreement, be deemed to extend to the manufacture, use and sale of such Improvement, without the payment of any additional royalty.

(e)	If, during the term of this Agreement, Mega Tools
discovers or develops or is a co-developer or co-discoverer of any Improvement then Mega Tools shall promptly inform Winsire thereof, Mega Tools shall assign all rights in such Improvement to Winsire free and clear of all encumbrances, security interests or adverse claims, and the rights hereby granted to Mega
Tools shall, for the balance of the term of this Agreement, be deemed to extend to the manufacture, use and sale of such Improvement, without the payment of any additional royalty. For greater certainty, in any case where an employee of Mega Tools or a contractor retained by Mega Tools is considered to be an inventor or joint inventor of an Improvement, Mega Tools shall communicate to Winsire all known facts respecting such Improvement, and shall each time request is made by Winsire and without undue delay execute and deliver to Winsire or cause to be executed and delivered to Winsire all such papers as may be necessary or desirable to perfect Winsire's title to such Improvement, and shall generally do everything possible to aid Winsire in obtaining and enforcing proper patent protection for such Improvement in any and all countries.

MOULDS
------

3.
(a)	Winsire has paid for and therefore owns all moulds
presently existing in the Territory which are capable of being used to manufacture any component of the Apparatus.

(b)	Mega Tools shall not order or otherwise obtain, and
shall not permit any sub-licensee to order or otherwise obtain, any moulds capable of being used to manufacture any component of the Apparatus, without first obtaining Winsire's written confirmation that Winsire is satisfied that appropriate steps have been taken to vest ownership of all such moulds in Winsire.

(c)	Upon termination of this Agreement for any reason,
Mega Tools, upon written request by Winsire, shall forthwith deliver to Winsire all moulds which are capable of being used to manufacture any component of the Apparatus, provided that with respect to those moulds for which Mega Tools has made an equal contribution as contemplated by subsection (e) hereof, Winsire shall first reimburse Mega Tools for its contribution by paying Mega Tools 50% of the invoiced cost of such moulds less depreciation at the rate of 10% per annum.

(d)	Mega Tools shall not permit possession of any mould
capable of being used to manufacture any component of the Apparatus to pass to any party except Winsire, without first obtaining Winsire's written consent.
Mega Tools shall take whatever steps may be necessary to secure written verification, satisfactory to Winsire, of Winsire's right to secure possession of the moulds as aforesaid.

(e)	With the exception of any additional, substitute,
replacement, repaired or refurbished moulds which Jore
Corporation of Ronan, Montana may deem it necessary to obtain (and for which Jore Corporation shall be solely responsible) in order to manufacture any component of the Apparatus, Winsire and Mega Tools shall equally share the cost of any additional, substitute, replacement, repaired or refurbished moulds which, in Winsire's sole opinion, may be required in the Territory to manufacture any component of the Apparatus.

SUPPLY OF APPARATUS
-------------------

4.
(a)	Mega Tools may purchase components for assembly of
Apparatus directly from any of Winsire's designated fabricators, which are presently:

(i)	SPI Industries
19850 State Line Road
South Bend, Indiana 46637-1545
United States of America

(ii)	Delta Machining Inc.
2361 Reum Road
Niles, Michigan 49120
United States of America

(b)	Mega Tools may purchase Apparatus, including
unassembled components capable of assembly into cartridge type screwdrivers, directly from any of Winsire's designated additional fabricators, which are presently:

(i)	Jore Corporation
45000 Highway 93 South
Ronan, Montana 59864
United States of America

(ii)	Taiwan Measuring Tape Co., Ltd.
No. 14 Lane 83
Hua Cheng Road
Hsin Chuang City
Taipei Hsien
Taiwan R.O.C.

(c)	Whenever Mega Tools orders Apparatus or components for
assembly of Apparatus, Mega Tools shall at the same time provide Winsire with a copy of the purchase order for such Apparatus or components. All such purchase orders shall bear a written notice requiring the fabricator of the Apparatus or components to deliver to Winsire at the time such Apparatus or components are shipped to Mega Tools, an accounting of the quantity and description of such shipped Apparatus or components. Such accounting may take the form of a shipping invoice or packing slip.

COMMUNICATION OF KNOW-HOW;
--------------------------
PRESERVATION OF CONFIDENTIAL INFORMATION
----------------------------------------

5.
(a)	Winsire shall communicate to Mega Tools all Know-how
in the possession of Winsire reasonably relevant to the design, manufacture, marketing, and use of the Apparatus. During the term of this Agreement, Winsire will continue to communicate to Mega Tools, all such further Know-how as comes into Winsire's possession.

(b)	Mega Tools shall communicate to Winsire all technical
information and know-how relevant to the design, manufacture, marketing, installation or use of the Apparatus, as comes into the possession of Mega Tools.

(c)	All Know-how and technical information communicated
pursuant to either of sub-paragraphs (a) or (b) hereof shall be deemed to be confidential information, except information which has been previously published as a package or is otherwise clearly in the public domain.
Mega Tools shall not disclose or authorise the disclosure of such information to any third party, except as expressly permitted by Winsire. Mega Tools shall take reasonable precautions to prevent the unauthorised disclosure to third parties of all such confidential information. Mega Tools obligation of confidentiality shall terminate with respect to specific technical information only if and when the said specific technical information (i) is publicly disclosed by a third party having no obligation of confidentiality to Winsire; or (ii) becomes available to the public otherwise than through the wrongful act or neglect of Mega Tools; or (iii) has been communicated by Winsire to Mega Tools more than seven years prior to disclosure thereof by Mega Tools and this Agreement has been terminated.

(d)	Winsire shall use its best efforts to verify the
accuracy of the information furnished and provided to Mega Tools, but will not be liable for damages arising out of or resulting from any information or representations made available, or the use thereof, under any circumstances.

ROYALTY PAYMENTS AND SHARED COSTS
---------------------------------

6.
(a)	In consideration for the licence hereby granted, Mega
Tools shall pay Winsire a Unit Royalty in respect of each and every unit of Apparatus:

     (i) manufactured by or on behalf of Mega Tools or by or on behalf of any authorised sub-licensee or distributor of Mega Tools;

     (ii) sold, shipped, or otherwise disposed of by or on behalf of Mega Tools or by or on behalf of any authorised sub-licensee or distributor of Mega
Tools;

provided however that only one Unit Royalty shall be payable in respect of any one unit of Apparatus.

(b)	The Unit Royalty amount payable pursuant to sub-
paragraph (a) hereof shall be U.S. thirty cents (U.S.
$0.30), as adjusted pursuant to sub-paragraph 6(e) hereof, or as adjusted pursuant to paragraph 34 hereof, as the case may be.

(c)	If the total Unit Royalties payable pursuant to the
Head License Agreements (as the same may be amended, superseded or replaced, from time to time), including the Unit Royalties payable pursuant to sub-paragraph
(a) hereof in respect of any particular period terminating on a date tabulated below do not exceed the Minimum Royalty tabulated below for such period
(as adjusted pursuant to sub-paragraph 6(f) hereof, or as adjusted pursuant to paragraph 34 hereof, as the case may be), then Mega Tools shall, no later than thirty (30) days after such termination date tabulated below, pay Winsire an amount equal to the difference between such Minimum Royalty and such total Unit
Royalty for such period.

Period Terminating      Minimum Royalty
------------------      ---------------

8 November, 2000        U.S. $150,000
8 November, 2001        U.S. $150,000
8 November, 2002        U.S. $150,000
8 November, 2003        U.S. $150,000
8 November, 2004        U.S. $150,000
8 November, 2005        U.S. $150,000

(d)	Unit Royalties shall be paid by Mega Tools to Winsire
in respect of any particular unit of Apparatus by the earlier of:

     (i) thirty (30) days after the date on which components for assembling such unit of Apparatus are shipped to Mega Tools by the manufacturer of such components; or,

     (ii) thirty (30) days after the date on which such unit of Apparatus is shipped or otherwise disposed of by or on behalf of Mega Tools or by or on behalf of any authorised sub-licensee or distributor of Mega Tools; or,

     (iii) two (2) business days after the date on which Mega Tools receives payment for such unit of Apparatus whether from a third party or from or on behalf of any authorised sub-licensee or distributor of Mega Tools.

(e)	The Unit Royalty amount stipulated in paragraph (b)
hereof shall be adjusted on the 9th day of November, 2001 and on each subsequent November 9th during the term of this Agreement by multiplying U.S. thirty cents (U.S. $0.30) by the CPI on the 1st day of November, in each such year (commencing with the 9th day of November, 2001) and dividing the product thereof by the CPI for November 1, 2000; provided that under no circumstances shall the foregoing adjustment have the effect of lowering the Unit Royalty amount in question below U.S. thirty cents (U.S. $0.30). In this paragraph (e) "CPI" means the consumer price
(monthly all-items) index for the City of Vancouver, British Columbia, Canada as issued by Statistics
Canada or its successors, provided that if such consumer price index is no longer available from Statistics Canada or its successors, Winsire may utilize, for the purposes of this section, any relevant measure of changes in consumer price levels for the City of Vancouver, British Columbia, Canada.
By way of example, assume CPI for November 1st, 2002 is Y and CPI for November 1st, 2000 is X.
Accordingly, the Unit Royalty for the period November
9th, 2002 to November 8th, 2003 would be the greater of US$0.30; or US$0.30 x Y/X.

(f)	The Minimum Royalty amounts stipulated in paragraph
(c) hereof shall be adjusted on the 9th day of November, 2001 and on each subsequent November 9th during the term of this Agreement by multiplying the Minimum Royalty amount by the CPI on the 1st day of November, in each such year (commencing with the 9th day of November, 2001) and dividing the product thereof by the CPI for November 1, 2000; provided that under no circumstances shall the foregoing adjustment have the effect of lowering the Minimum Royalty amount in question below the Minimum Royalty amount for the relevant twelve month period as set out in paragraph
(c) hereof. In this paragraph (f) ACPI" means the consumer price (monthly all-items) index for the City of Vancouver, British Columbia, Canada as issued by Statistics Canada or its successors, provided that if such consumer price index is no longer available from Statistics Canada or its successors, Winsire may utilize, for the purposes of this section, any relevant measure of changes in consumer price levels for the City of Vancouver, British Columbia, Canada.
By way of example, assume CPI for November 1st, 2002 is Y and CPI for November 1st, 2000 is X. Accordingly, the Minimum Royalty for the period November 9th, 2002 to November 8th, 2003 would be the greater of US$150,000; or US$150,000 x Y/X.

(g)	Mega Tools shall keep separate records and sufficient
detail to permit the determination of royalties payable hereunder and will, together with each royalty payment, deliver to Winsire a written account, certified by a senior officer of Mega Tools, showing the number of units of Apparatus in respect of which royalties are payable to Winsire and showing in detail the calculations upon which the royalties payable to Winsire in respect thereof were determined.

(h)	Any and all units of Apparatus manufactured, sold,
shipped or otherwise disposed of by or on behalf of any authorised sub-licensee or distributor of Mega
Tools shall, for royalty computation purposes, be deemed to have been manufactured, sold, shipped or otherwise disposed of, as the case may be, by Mega
Tools.

(i)	Royalties paid by Mega Tools to Winsire under this
Agreement shall not be refundable for any purpose except for amounts paid due to computational errors, and in such case, any overpayment shall be taken as a credit against future royalties payable under this Agreement, except at termination.

(j)	All payments made to Winsire hereunder shall be made
in United States dollars, without any set-offs or deductions other than withholdings at source for taxes which

Mega Tools is required by law to withhold.  Mega
Tools shall furnish Winsire with pertinent documentation respecting any withholding tax payments made by Mega Tools with respect to any payments made to Winsire. Payment shall be made at Winsire's address for receipt of notices hereunder or at such other address or deposited in such bank account as Winsire may from time to time designate by notice to Mega Tools.

(k)	Winsire and Mega Tools shall equally share all costs
incurred in negotiating and settling the terms of any authorised sub-licensing or distributorship agreement entered into hereunder, including without restriction, all legal, accounting, and travel costs.

(l)	Winsire and Mega Tools shall equally share all costs
incurred by Winsire in overseeing, managing, servicing or otherwise assisting any authorised sub-licensee or distributor of Mega Tools, including without restriction, all legal, accounting, audit, quality assurance, general administrative, long distance telecommunication, travel and lodging costs incurred by Winsire.

WARRANTIES AND REPRESENTATIONS
------------------------------

7.
(a)	Winsire warrants and represents to Mega Tools that, to
the best of Winsire's knowledge:

     (i) Winsire owns the Licensed Patents and Trademark and has the power to grant licences thereunder;

     (ii) Winsire has not made, granted or entered into any encumbrance, license or other agreement affecting the Licensed Patents or Trademark, inconsistent with this Agreement;

     (iii) The use of the Apparatus by Winsire has never given rise to any complaint alleging infringement of any patent, trademark or other intellectual property right; and,

     (iv) Winsire is the owner of the Know-how and has not made, granted or entered into any encumbrance, licence or other agreement affecting the Know-how, inconsistent with this Agreement.

(b)	Mega Tools warrants and represents to Winsire that
Mega Tools has the skill, expertise, facilities, equipment and manpower necessary to energetically exploit the Licensed Patents, Trademark and Know-how within the Territory in compliance with Winsire's standards so as to derive maximum revenue for both
Winsire and Mega Tools.

(c)	Notwithstanding anything to the contrary, Winsire
makes no warranty as to the validity or enforceability of the Licensed Patents, or any of them; or, as to the validity or enforceability of the Trademark.

(d)	This Agreement is not subject to any warranties or
representations, express or implied, except as specifically set forth.

FURTHER COVENANTS
-----------------

8.	Mega Tools acknowledges and agrees that:

(a)	Winsire shall not knowingly permit any third party
(other than Mega Tools authorised sub-licensees or distributors) to sell Apparatus to any National
Account Customer in the Territory;

(b)	Winsire can not guarantee that there will be no third
party parallel importation or grey marketing of Apparatus within the Territory, but if Mega Tools provides Winsire with samples evidencing such activity, then Winsire shall exert its best efforts to identify the source of such parallel importation or grey marketing and, to the extent permissible by law
(and without the requirement to incur expenses or liabilities in excess of U.S. Two Thousand Five
Hundred Dollars (U.S. $2,500) in doing so), to stop further parallel importation or grey marketing of Apparatus within the Territory from such source.

(c)	Mega Tools shall not knowingly permit any party to
distribute Apparatus outside the Territory, without the express written consent of Winsire.

(d)	If Mega Tools is advised by Winsire that Apparatus
acquired from Mega Tools or from any of Mega Tools authorised sub-licensees or distributors has been distributed outside the Territory, then Mega Tools shall, to the extent permissible by law:

     (i) exert its best efforts to identify the party responsible for such distribution;

     (ii) make no further sales of Apparatus to such party, or to any other party who Mega Tools knows or reasonably should know is acting as an agent for such party until such party reasonably satisfies
Mega Tools that it has remedied its out-of-
Territory sales and has agreed in writing not to sell Apparatus outside of the Territory in future; and,

     (iii) require Mega Tools authorised sub-licensees and distributors to make no sales of Apparatus to such party, or to any other party who Mega Tools authorised sub-licensees and distributors know or reasonably should know is acting as an agent for such party.

(e)	If Mega Tools is advised by Winsire that Apparatus
acquired from Mega Tools or from any of Mega Tools authorised sub-licensees or distributors has been distributed outside the Territory by a particular party, then Mega Tools shall, to the extent permissible by law:

     (i) make no sales of Apparatus to such party, or to any other party who Mega Tools knows or reasonably should know is acting as an agent for such party until such party reasonably satisfies
Mega Tools that it has remedied its out-of-
Territory sales and has agreed in writing not to sell Apparatus outside of the Territory in future; and,

     (ii) require Mega Tools authorised sub-licensees and distributors to make no sales of Apparatus to such party, or to any other party who Mega Tools authorised sub-licensees and distributors know or reasonably should know is acting as an agent for such party.

(f)	During the term of this Agreement and the Renewal Term
(as defined in section 34) if any, Mega Tools will not directly or indirectly nor will it allow any Affiliate of Mega Tools to directly or indirectly:

     (i) anywhere in the Territory, represent, sell, promote or manufacture (or have a financial interest in any entity doing any of the foregoing) any screwdriver that is competitive with the Apparatus; or

     (ii) anywhere outside the Territory, represent, sell, promote or manufacture (or have a financial interest in any entity doing any of the forego-
ing) the Apparatus.

(g)	Mega Tools covenants and agrees with Winsire that,
during the term of this Agreement (and, for greater certainty, including any Renewal Term as hereinafter defined) it will not directly or indirectly, nor will it allow any Affiliate or assist any third party to directly or indirectly, anywhere in the world outside the Territory, represent, sell, promote or manufacture
(or have a financial interest in any entity doing any of the foregoing) the Apparatus, without the express written consent of Winsire.

(h)	It will at all times during the term of this Agreement
(and, for greater certainty, including any Renewal
Term as hereinafter defined) be the licensee under the Regular Accounts License Agreement - USA and during such time will maintain such agreement in good standing and will perform all its obligations thereunder.

(i)	Mega Tools will ensure that at all times during the
term of this Agreement (and, for greater certainty, including any Renewal Term as hereinafter defined) that it remains under the control of the same parent corporation that also controls the licensee under both the National Accounts License Agreement - Canada and the Regular Accounts License Agreement - Canada and that such other licensees maintain such agreements in good standing and perform all of their obligations thereunder.

COMPLIANCE WITH WINSIRE'S STANDARDS
-----------------------------------

9.
(a)	Mega Tools may select materials to be used to
manufacture the Apparatus, but such materials shall be subject to Winsire's reasonable approval. Mega Tools shall otherwise be solely responsible for manufacturing the Apparatus, provided however that:

     (i) Mega Tools shall not commence production of Apparatus until after Winsire has approved, in writing, the quality of the moulds used by Mega
Tools to produce the Apparatus, such approval to be granted or withheld by Winsire within fifteen
(15) days of the first to occur of Winsire's receipt or inspection of products produced by such moulds;

     (ii) In order to obtain Winsire's written approval of the moulds, Mega Tools shall supply Winsire with samples of apparatus produced by the moulds, such samples to be of a quality equal to or greater than the quality of any samples previously supplied to Winsire by Mega Tools;

     (iii) If Winsire does not approve the moulds after inspecting two different samples of Apparatus produced by the moulds, then Winsire shall attend, at Mega Tools expense, and within fifteen
(15) days of its rejection of such moulds, at the site of the moulds to provide technical assistance in remedying deficiencies in the moulds and thereby expedite Winsire's approval of the quality of the moulds;

     (iv)  Notwithstanding the cost sharing provisions of
Article 6 hereof, Mega Tools shall pay Winsire
U.S. Two Hundred Dollars (U.S. $200) per day for each man-day of assistance provided by Winsire under this Article, plus all travel, lodging, meal and incidental expenses arising from the implementation of this Article.

     (v) Payments owed by Mega Tools to Winsire in respect of assistance provided by Winsire under this Article, including reimbursement of any expenses incurred by Winsire for which Mega Tools is responsible, shall be paid by Mega Tools within thirty (30) days of being invoiced therefore by Winsire.

(b)	Mega Tools will consistently devote commercially
reasonable efforts, at its own expense, to ensure that the Apparatus is produced in accordance with Winsire's quality standards. During any calendar quarter throughout the term of this Agreement, Winsire may request that Mega Tools provide Winsire, without charge, with six (6) samples of Apparatus. Forthwith upon receipt of any such request Mega Tools shall provide such samples to Winsire, which samples shall be identical to Apparatus being produced by or for Mega Tools at the time such request is made. If
Winsire determines that such samples are of a quality which does not meet or exceed Winsire's standards then
Winsire shall promptly so inform Mega Tools and Mega
Tools shall thereupon cease all manufacture of Apparatus and shall take corrective action to ensure that all Apparatus manufactured by Mega Tools meets or exceeds Winsire's standards. Mega Tools shall not resume production scale manufacture of Apparatus until after Winsire has certified, in writing, that Apparatus manufactured by Mega Tools meets or exceeds
Winsire's standards.  Winsire's inspection of
Apparatus for any such re-certification shall take place within fifteen (15) days of a request for re-certification by Mega Tools.

(c)	Mega Tools shall be solely responsible for all after
sales servicing of Apparatus, and for all returns or exchanges of defective or damaged units of Apparatus.

(d)	Winsire shall furnish to Mega Tools all commercial and
marketing information and contacts which it has heretofore obtained or developed in connection with the exploitation of the Apparatus in the Territory, and Mega Tools agrees to furnish to Winsire all commercial and marketing information and contacts which it shall obtain or develop in connection with the exploitation of the Apparatus within the Territory.

(e)	Mega Tools shall use commercially reasonable efforts
to diligently and continuously promote the sale of Apparatus throughout the Territory, at Mega Tools expense, so as to create and sustain marketplace demand for the Apparatus.

(f)	At Mega Tools expense, Mega Tools shall stock
assembled, packaged, ready-for-sale Apparatus in sufficient quantity in warehouse facilities which Mega
Tools shall maintain at such locations within the Territory as may be required to enable Mega Tools to deliver Apparatus ordered from Mega Tools within a period not to exceed two weeks from the date of each such order.

(g)	Mega Tools shall comply with all laws and regulations
relating or pertaining to the manufacture, sale, advertising or use of the Apparatus and shall maintain the high quality and standards of Winsire and shall comply with the regulations, orders and directives or all regulatory agencies which shall have jurisdiction over the Apparatus. Mega Tools shall maintain records of all tests and reports as necessary to demonstrate such compliance.

MARKETING

10.

(a)	Subject to any sub-licenses permitted by Winsire, Mega
Tools shall be solely responsible for exploiting the Licensed Patents, Trademark and Know-how within the
Territory so as to derive maximum revenue for both
Winsire and Mega Tools.

(b)	Winsire will, upon request, render marketing
assistance to Mega Tools in respect of the Apparatus, including attendance of a representative of Winsire at the premises of Mega Tools prospective purchasers within fifteen (15) days of a request by Mega Tools.

(c)	Notwithstanding the cost sharing provisions of Article
6 hereof, Mega Tools shall pay Winsire U.S. Two
Hundred Dollars (U.S. $200) per day for each man-day of assistance provided by Winsire under this Article, plus all travel, lodging, meal and incidental expenses arising from the implementation of this Article.

(d)	Winsire shall not be obligated to provide more than
three (3) man-days of assistance per month pursuant to this Article. The identity and number of Winsire's personnel rendering such assistance shall be in Winsire's reasonable discretion.

(e)	Payments owed by Mega Tools to Winsire in respect of
assistance provided by Winsire under this Article, including reimbursement of any expenses incurred by Winsire for which Mega Tools is responsible, shall be paid by Mega Tools within thirty (30) days of being invoiced therefore by Winsire.

TECHNICAL ASSISTANCE
--------------------

11.

(a)	Winsire shall, at Mega Tools request and expense,
provide technical assistance to Mega Tools within fifteen (15) days of a request by Mega Tools to provide such assistance.

(b)	Notwithstanding the cost sharing provisions of Article
6 hereof, Mega Tools shall pay Winsire U.S. Two
Hundred Dollars (U.S. $200) per day for each man-day of assistance provided pursuant to this Article; and, Mega Tools shall be solely responsible for all travel, lodging, meal and incidental expenses arising from the implementation of this Article.

(c)	Winsire shall not be obligated to provide more than
three (3) man-days of assistance per month pursuant to this Article. The identity and number of Winsire's personnel rendering such assistance shall be in Winsire's discretion.

(d)	Payments owed by Mega Tools to Winsire in respect of
assistance provided by Winsire under this Article, including reimbursement of any expenses incurred by Winsire for which Mega Tools is responsible, shall be paid by Mega Tools within thirty (30) days of being invoiced therefore by Winsire.

AUDIT
-----

12.

(a)	Mega Tools shall keep and maintain for a period of at
least six (6) years, at its executive offices, such full and accurate records (including books of account) as are necessary to determine the amounts payable hereunder and shall permit Winsire or its authorised representative during normal business hours and upon reasonable notice to have full access to such records, to audit them, and to make copies of them solely for the purpose of verifying the accuracy thereof.
Winsire shall bear all costs of such examination unless such examination reveals a material misstatement or mispayment of the amount owing by Mega
Tools to Winsire of 5% or more, in which event Mega
Tools shall bear all costs of such examination, and Mega Tools agrees to promptly reimburse Winsire for such costs.

(b)	If any such inspection reveals a shortfall in the
royalties payable to Winsire hereunder then Mega Tools shall forthwith pay the full amount of such shortfall, plus interest as herein provided, to Winsire.

(c)	For each of Mega Tools fiscal years occurring wholly
or partly during term of this Agreement, Mega Tools shall within six months after the end of each such fiscal year, deliver to Winsire a copy of Mega Tools financial statements for such fiscal year.

(d)	On Winsire's reasonable request, Mega Tools shall
require any authorised sub-licensee of Mega Tools' to provide such full and accurate records (including books of account) as are necessary to determine the amounts payable hereunder and shall permit Winsire or its authorised representative during normal business hours and upon reasonable notice to have full access to such records and to make copies of them solely for the purpose of verifying the accuracy thereof.

TERM AND TERMINATION
--------------------

13.
(a)	Unless extended pursuant to the operation of section
34 hereof, this Agreement shall remain in force until and shall expire on the 8th day of November, 2005.

(b)	Winsire may terminate this Agreement without prior
notice:

     (i) if Mega Tools ceases to function as a going concern; or,

     (ii) if Mega Tools makes an assignment or arrangement for the benefit of creditors; or,

     (iii) if any proceedings under any bankruptcy or insolvency laws are instituted by or against Mega
Tools; or,

     (iv) upon the liquidation, dissolution, merger, or consolidation of Mega Tools, excepting a merger or consolidation in accordance with section 14(a) of this Agreement; or,

     (v) if a receiver or trustee for Mega Tools, or any of its assets or properties is appointed or applied for; or,

     (vi) if any of the foregoing events or circumstances occur with respect to a sub-licensee under an authorised sub-license agreement created pursuant hereto or pursuant to any of the other Head
License Agreement, or if such sub-licensee breaches such sub-license agreement, unless or in any such case Mega Tools or the licensee under the other Head License Agreements, as the case may be, proceeds expeditiously to terminate such sub-license pursuant to the terms thereof; or,

     (vii) if the licensee or licensor under any of the other Head License Agreements has terminated such agreement.

(c)	If Mega Tools or another licensee under any of the
other Head License Agreements on the one hand or Winsire on the other is in breach of any term or condition of any of the Head License Agreements, or is in breach of any term or condition of any sub-license agreement created pursuant to any of the Head License
Agreements and fails to remedy such breach within thirty days of having been notified in writing thereof by the other party to this Agreement, then the other party may, at its option, terminate this Agreement, without prejudice to any other rights or remedies which such other party may have.

(d)	If this Agreement is terminated by Winsire at a time
when Mega Tools is under a contractual obligation to provide Apparatus to a third party, then this Agreement shall be deemed to remain in effect for the time and to the extent necessary to enable Mega Tools to fulfil such contract, and payments and royalties shall be payable in respect of the fulfilment of such contract, to the same extent as if this Agreement remained in full force and effect; provided that in no case shall the period of any such deemed extension exceed one year.

(e)	The obligations of confidentiality imposed by this
Agreement shall not terminate by reason of the termination of this Agreement, but shall remain in effect unless and until terminated as herein set forth.

(f)	Termination of this Agreement for any cause shall not
relieve Mega Tools of its obligations and liabilities:

     (i)   existing at or accruing to the time of
termination; or,

     (ii) related to covenants which by their terms are explicitly or reasonably intended to survive termination all of which shall survive any such termination.
Without limiting the generality of the foregoing, all indemnification obligations of Mega Tools contained herein shall survive any such termination.

(g)	Winsire's rights to terminate this Agreement for any
reason (whether or not exercised by Winsire) shall not preclude Winsire from alternatively seeking any other remedy provided by law.

(h)	Forthwith upon termination of this Agreement for any
reason, Mega Tools shall cease all use of the Trademark and, for greater certainty, shall forthwith change its corporate and trade name(s) by removing the Trademark therefrom and shall not thereafter adopt any substitute trademark, corporate name or trade name including any word or combination of words confusing with the Trademark.

SUCCESSORS AND ASSIGNS
----------------------

14.

(a)	Neither this Agreement nor any interest herein is
assignable by Mega Tools to any party (whether by way of assignment, operation of law, reorganization of Mega Tools' business, or otherwise) without Winsire's prior written consent, which consent shall not be withheld by Winsire except on a reasonable commercial basis.

(b)	Mega Tools shall, at the time Mega Tools requests the
consent of Winsire to an assignment, deliver to Winsire such information in writing as Winsire may reasonably require respecting the proposed assignee including the name, address, nature of business, financial responsibility and standing of such proposed assignee, and a copy of the form of assignment agreement proposed to be used. Without limiting the generality of section (a) above, Winsire may refuse to give its consent if it is unsatisfied with the financial, ethical or business reputation of the proposed assignee or if the proposed assignee's business is not perceived by Winsire as being conducive to the effective distribution and sale of Apparatus by assignee.

(c)	In no event shall any assignment to which Winsire may
have consented release or relieve Mega Tools from its obligations to fully perform all the terms, covenants and conditions of this Agreement on its part to be performed and Mega Tools shall be liable for Winsire's reasonable costs incurred in connection with Mega
Tools' request for consent; provided however, in the event of an authorized assignment under this section
14 the assignor shall only remain liable to perform all the aforesaid terms, covenants and conditions which have arisen or accrued up to that date one year following the date of assignment and which have not been satisfied and discharged.

(d)	No assignment shall be made to any person, firm or
company carrying on business, either in the Territory or outside the Territory, whose business activities, directly or indirectly, would constitute a breach under this Agreement, or whose business activities would, in the reasonable opinion of Winsire, be injurious to the business or reputation of Winsire.

(e)	Winsire's consent as aforesaid shall be conditional
upon the assignee entering into an agreement in form and content satisfactory to Winsire whereby it agrees to perform, observe and keep each and every covenant and agreement of Mega Tools hereunder in the manner herein specified and, as well, shall be conditional upon Mega Tools entering into an agreement in form and content satisfactory to Winsire confirming its agreement to remain responsible for the licensee's obligations hereunder as more particularly described in subparagraph (c) above.

(f)	Any attempt at assignment or transfer by Mega Tools,
without Winsire's prior written consent, shall be null and void and shall, at Winsire's option, forthwith terminate this Agreement and all Mega Tools' rights hereunder.

(g)	If there is any change in the control of a corporate
licensee   the same shall be deemed for the purposes
hereof to be an assignment of this Agreement and subject, mutatis mutandis, in all respects to the foregoing provisions of this paragraph 14; (except for sub-paragraph 14(e) hereof, and except for the proviso contained in sub-paragraph 14(c) hereof), provided that if Mega Tools is a company whose shares are listed on a recognized North American Security exchange, or is a company where effective voting control of such company is exercised by a company whose shares are listed on such a recognized security exchange, the provisions of this section (g) shall not apply.

(h)	Notwithstanding anything herein to the contrary,
Winsire shall be entitled to withhold its consent to assignment as contemplated above if the result of such assignment would be to place Mega Tools in breach of section 8(h) or 8(i) hereof.

ADDRESSES FOR NOTICES
---------------------

15.	Notices required or permitted to be sent to a party to this
Agreement, may be sent by prepaid registered mail to the address of such party appearing in the style of this Agreement, or to such more recent address as such party has made known in writing to the other party to this Agreement.

ENTIRE AGREEMENT
----------------

16.	The Head License Agreements constitute the entire agreement
between the parties, relating to the subject matter hereof and supersedes every previous agreement, communication, expectation, negotiation, representation or understanding, whether oral or written, express or implied, statutory or otherwise. Without restricting the generality of the foregoing, the parties acknowledge that the following are superseded:

(a)	the license agreement between Winsire and Mega Tools
Ltd. made effective the 8th day of November, 1995;

(b)	the addendum agreement between Winsire and Mega Tools
Ltd. made effective as of the 7th day of October, 1996;

(c)	the addendum agreement between Winsire and Mega Tools
Ltd. made effective as of the 1st day of January, 1998;

(d)	the license agreement between Winsire and Mega Tools
Ltd. made effective the 8th day of November, 1995 and executed at Chicago, Illinois on the 15th day of September, 1998.

(e)	the Regular Accounts License Agreement between Winsire
and Mega Tools Ltd. made effective the 8th day of November, 1999; and

(f)	the National Accounts License Agreement between
Winsire and Mega Tools Ltd. made effective the 8th day of November, 1999

NO PARTNERSHIP OR JOINT VENTURE
-------------------------------

17.	The parties to this Agreement recognize and agree that each
is operating as an independent contractor and not as an agent of the other. This Agreement will not constitute a partnership or joint venture and no party can be bound by the other to any contract, arrangement or understanding except as specifically stated herein.

INFRINGEMENT OF THIRD PARTY PATENTS OR TRADEMARKS
-------------------------------------------------

18.

(a)	Subject to Section 20, if any complaint alleging
infringement or violation of any patent, trademark or other proprietary rights is made against Mega Tools or its customers, licensees or sublicensees in respect of the manufacture, use or sale of units of the Apparatus in any country, then the following procedure shall be adopted. Mega Tools shall promptly upon receipt of any such complaint notify Winsire of same, and shall throughout the pendency of such complaint keep Winsire fully informed of the actions and positions taken by the complainant and taken and proposed to be taken by Mega Tools. Subject to this paragraph, one-half of all costs and expenses properly incurred by Mega Tools in investigating, resisting, litigating and settling such complaint, including the payment of any award of damages and/or costs to any third party, shall be paid by Mega Tools and the remaining one-half of such costs shall be paid by Winsire; provided, however, that the maximum liability of Winsire to the licensee hereunder and to any other licensees under any of the other Head
License Agreements shall, in the aggregate, be U.S.
Thirty-Five Thousand Dollars (U.S. $35,000). If a recovery that is in excess of this amount is achieved by the licensee hereunder or thereunder, the amount in excess shall be promptly refunded.. No decision or action concerning or governing any final disposition of the complaint shall be taken without full consultation with and approval by Winsire. Winsire may elect to participate formally in any litigation involving the complaint, to the extent that the court permits, but any additional expenses generated by such formal participation shall be borne entirely by Winsire (subject to the possibility of recovery of some or all of such additional expenses from the complainant).

(b)	In no event shall Winsire be liable to Mega Tools or
any authorised sub-licensee(s) under or in connection with this Agreement or any sub-license or otherwise for any amount in respect of any complaint alleging infringement or violation of any patent, trademark or other proprietary rights pertaining to any device not of Winsire's design or manufacture with which the Apparatus may be equipped or adapted to operate.

THIRD PARTY PRODUCT LIABILITY
-----------------------------

19.

(a)	If a product liability claim is made in respect of
Apparatus equipped or adapted with a device which is not of Winsire's design or manufacture then Mega Tools shall cease all further manufacture, sale or distribution of Apparatus equipped or adapted with such device forthwith upon receipt of Winsire's written request to do so.

(b)	If, in Winsire's sole opinion, Apparatus equipped or
adapted with a device which is not of Winsire's design or manufacture is of an overall inferior quality, or is having a negative impact on marketplace acceptance or demand for Apparatus not equipped or adapted with such device, then Mega Tools shall cease all further manufacture, sale or distribution of Apparatus equipped or adapted with such device forthwith upon receipt of Winsire's written request to do so.

(c)	In no event shall Winsire be liable to Mega Tools or
any authorised sub-licensee for any amount in respect of a product liability claim made in respect of Apparatus equipped or adapted with a device which is not of Winsire's design or manufacture.

(d)	Mega Tools shall indemnify and hold Winsire harmless
in respect of any and all existing and future:

     (i)   costs, expenses, fees and any other amounts
(including, without limitation, expenses, including legal expenses, of investigating or contesting or otherwise occasioned by, any demand, claim, action, liability or judgement referred to below) that Winsire may sustain, pay, incur or be liable for in respect of or in any way relating to:

          (A) Apparatus equipped or adapted with a device which is not of Winsire's design or manufacture; and,

          (B) the breach of any term of this Agreement or any other Head License Agreement by Mega
Tools or by any other licensee thereunder.

     (ii) demands, claims, actions, liabilities, and judgements (including, without limitation, those for punitive or exemplary damages, and those in respect of direct, indirect and consequential losses and damages), that Winsire may sustain, pay, incur or be liable for or which may be threatened or brought by any other person against Winsire in respect of or in any way relating to:

          (A) Apparatus equipped or adapted with a device which is not of Winsire's design or manufacture; and,

          (B) the breach of any term of this Agreement or any other Head License Agreement by Mega
Tools or by any other licensee thereunder.

Mega Tools agrees that the demands, claims, actions, causes of action, liabilities and judgements referred to herein include those arising from any alleged or actual intentional act, wilful, negligence or any other type of liability of Winsire whatsoever or arising from any non-performance, shortcoming, limitation or defect in or other failure of whatsoever of a device which is not of Winsire's design or manufacture.

MAXIMUM LIABILITY OF WINSIRE
----------------------------

20.	Notwithstanding any other term of this Agreement, in no
event shall Winsire be liable (whether in contract, tort or on the basis of any other legal principle) to Mega Tools or any other licensee under or in connection with the Head License Agreements or any of them (including without limitation this Agreement) or in connection with their performance, for any amount, in the aggregate, in excess of U.S. One Hundred and Fifty Thousand Dollars (U.S.$150,000) and if a recovery that is in excess of this amount is achieved by the licensee hereunder, or by a licensee under any of the other Head License Agreements, the amount in excess shall be promptly refunded.

VALIDITY OF LICENSED PATENTS
----------------------------

21.	Mega Tools covenants and agrees that it shall not,
throughout the remaining term or terms of the Licensed
Patents, challenge the validity of any of the claims of any of the Licensed Patents or assist any third party in doing the same.

PATENT MARKING; PROMOTIONAL MATERIALS
-------------------------------------

22.

(a)	Mega Tools shall place in a conspicuous location on
each unit of Apparatus sold by it a permanent label or plate bearing a patent notice conforming to the statutes in force in the Territory relating to the marking of patented articles.

(b)	Mega Tools shall not adopt, publish or cause to be
published any packaging, advertising, display or other promotional materials pertaining to the Apparatus without first having obtained Winsire's written approval of such materials, which shall not be unreasonably withheld.

TRADEMARKS
----------

23.

(a)	Mega Tools shall apply the Trademark conspicuously,
and dominantly with respect to all other trademarks, to each and every unit of Apparatus sold by Mega Tools and to the packaging in which each such unit is sold.

(b)	Winsire owns and shall continue to own all right,
title and interest in and to the Trademark throughout the Territory. Mega Tools shall do nothing inconsis-tent with such ownership.

(c)	All use of the Trademark by Mega Tools shall have the
same effect as use thereof by Winsire.

(d)	At Winsire's request, Mega Tools shall cooperate with
Winsire in recording the trademark-related provisions of this Agreement with any government authority designated by Winsire.

(e)	Mega Tools shall not, at any time, contest, or assist
others in contesting, Winsire's ownership of the Trademark or the validity of the Trademark.

(f)	The character and quality of Apparatus sold,
distributed and/or provided by Mega Tools in connection with the Trademark shall conform to standards set from time to time by and be under the control of Winsire.

(g)	Mega Tools shall use the Trademark only in the form
and manner and with the appropriate legends and/or notices as prescribed from time to time by Winsire.
In the absence of any directions from Winsire to the contrary, any use of the Trademark by

Mega Tools shall be accompanied by the following notice:
"screwdriver, excluding any attachments, manufactured under license from the trademark owner Winsire Enterprises Corp.".

(h)	Mega Tools shall not use any other trademark or trade-
name in combination with the Trademark without Winsire's prior written approval.

(i)	Mega Tools acknowledges the great value of the
publicity and goodwill associated with the Trademark and Apparatus and agrees that such goodwill belongs exclusively to Winsire.

(j)	Winsire acknowledges that an authorised sub-licensee
of Mega Tools may sell Apparatus to Sears, to which Apparatus the trademark READY-BIT may be applied, instead of the Trademark.

INFRINGEMENT OF LICENSED PATENTS OR TRADEMARK
---------------------------------------------

24.	Mega Tools shall keep a diligent watch over the Territory,
in order to detect any apparatus which infringes, or possibly infringes the Licensed Patents or Trademark. Upon detection of any such infringement, or possible infringement, Mega Tools shall promptly notify Winsire thereof. Winsire shall have the exclusive right, but shall not be obligated, to take appropriate legal action to restrain such infringement and/or recover damages in respect thereof. If Winsire elects to take such action, it shall do so at its own expense and the conduct of the action shall be entirely directed by Winsire. Mega Tools shall, at no cost to Winsire, assist Winsire in such action by testifying in any legal proceedings, signing all necessary papers, and rendering any other assistance
(except financial assistance) which may, in the opinion of Winsire or its counsel, reasonably be required to prosecute such action to a successful conclusion. If Winsire elects not to pursue legal action or does not take reasonable affirmative steps to pursue legal action within thirty (30) days of receiving Mega Tools' notification of a potential infringement by a third party, or if Winsire subsequently abandons any such legal proceedings, then Mega Tools may pursue legal action respecting any such third party infringement without involvement by Winsire. In that event, Mega Tools shall be entitled to retain any proceeds from such action.

GOVERNING LAW
-------------

25.	This Agreement shall be construed in accordance with, and
governed by, the laws of the Province of British Columbia, Canada, and the applicable Federal laws of Canada, in effect in the said Province.

ARBITRATION OF DISPUTES
-----------------------

26.
(a)	All disputes arising out of or in connection with this
Agreement, or in respect of any defined legal relationship associated therewith or derived therefrom shall be referred to and finally resolved by arbitration under the rules of the British Columbia International Commercial
Arbitration Centre.

(b)	The appointing authority shall be the British Columbia
International Commercial Arbitration Centre.

(c)	The case shall be administered by the British Columbia
International Commercial Arbitration Centre in accordance with its A"Procedures for Cases Under the BCICAC Rules".

(d)	The place of arbitration shall be Vancouver, British
Columbia, Canada.

SEVERABILITY
------------

27.	All provisions of this Agreement are, and shall be deemed
to be, severable, and if any provision of this Agreement is determined to be void as contrary to law or public policy, such provision shall be deemed to be severed from this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect.

MODIFICATION AND WAIVER
-----------------------

28.	No cancellation, modification, amendment, deletion,
addition or other change in this Agreement or any provision hereof, or waiver of any right or remedy hereby provided, shall be effective for any purpose unless specifically set forth in writing, signed by the party to be bound thereby.
No waiver of any right or remedy in respect of any occurrence or event on one occasion shall be deemed a waiver of such right or remedy in respect of such occurrence or event on any other occasion.

FURTHER ASSURANCES
------------------

29.	The Parties shall execute such further documents and do
such further things as may be necessary to give full effect to the provisions of this Agreement and the intent embodied herein.

WINSIRE'S NON-RESPONSIBILITY
----------------------------

30.	Neither Winsire nor any of its employees or officers shall
have any responsibility for any of the acts or operation of Mega Tools under this Agreement or for any decision made in connection therewith, whether upon the recommendation of Winsire or otherwise.

INTEREST ON OVERDUE PAYMENTS
----------------------------

31.	Except as otherwise specified herein, interest shall accrue
on all overdue payments hereunder from the due date for such payment until actual payment, such interest to be computed at an effective annual interest rate of eighteen percent (18%) per annum.

GENDER
------

32.	Words importing the masculine gender include the feminine
or neuter, words in the singular include the plural, words importing a corporate entity include individuals and vice versa.

WINSIRE'S REMEDIES CUMULATIVE
-----------------------------

33.	The rights, powers and remedies of Winsire provided in this
Agreement are cumulative and do not effect any right, power or remedy otherwise available to Winsire at law or in equity.

RENEWAL OPTION
--------------

34.	Subject to the terms hereof and, in particular, subject to
sub-section (g) below, if Mega Tools and all other licensees thereunder duly and regularly pays the sums due to Winsire under the Head License Agreements (including, without limitation, the Renewal Maintenance Fee, as herein defined) and duly and regularly performs all and every covenant, proviso and agreement herein contained on the part of Mega Tools or such other licensees (if any) to be performed, Winsire will, at the expiration of the original term, namely the 8th day of November, 2005, upon the written request of Mega Tools given to Winsire no later than the 8th day of November, 2004, extend the term of this Agreement an additional period of twenty-seven years and twenty-three
(23) days to and until the 1st day of December, 2032 (the
"Renewal Term", which the parties acknowledge extends beyond the expiry date of any of the Licensed Patents) in which case this Agreement will, without any further act or formality, continue, mutatis mutandis, for and during the Renewal Term on the same terms and conditions, save and except that:

(a)	section 6(c) shall be amended by deleting the "Period
Terminating" and "Minimum Royalty" columns and by replacing same with the following:

"Period Terminating           Minimum Royalty
 ------------------           ---------------
8 November, 2006              U.S.  $150,000
8 November, 2007              U.S.  $150,000
8 November, 2008              U.S.  $150,000
8 November, 2009              U.S.  $150,000
8 November, 2010              U.S.  $150,000
8 November, 2011              U.S.  $150,000
1 December, 2012              U.S.  $150,000
1 December, 2013              U.S.  $ 50,000
1 December, 2014              U.S.  $ 50,000
1 December, 2015              U.S.  $ 50,000
1 December, 2016              U.S.  $ 50,000
1 December, 2017              U.S.  $ 50,000
1 December, 2018              U.S.  $ 50,000
1 December, 2019              U.S.  $ 50,000
1 December, 2020              U.S.  $ 50,000
1 December, 2021              U.S.  $ 50,000

1 December, 2022              U.S.  $ 50,000
1 December, 2023              U.S.  $ 50,000
1 December, 2024              U.S.  $ 50,000
1 December, 2025              U.S.  $ 50,000
1 December, 2026              U.S.  $ 50,000
1 December, 2027              U.S.  $ 50,000
1 December, 2028              U.S.  $ 50,000
1 December, 2029              U.S.  $ 50,000
1 December, 2030              U.S.  $ 50,000
1 December, 2031              U.S.  $ 50,000
1 December, 2032              U.S.  $ 50,000"


(b)	the reference to US Two Hundred Dollars (US $200) in
sections 9(a)(iv), 10(c) and 11(b) will be replaced by a reference to US Three Hundred Dollars (US $300).

(c)	it shall be a condition precedent to Mega Tools
entitlement to request an extension of the original term and Winsire's obligation to grant same, as described above in this section 34, that Mega Tools pay to Winsire a single annual fee (the "Renewal
Maintenance Fee") under any one of the Head License
Agreements in the amounts and at the times set out below:

Date for Payment of                 Amount of Renewal
Renewal Maintenance Fee             Maintenance Fee
-----------------------             -----------------

8 November, 2000                    Nil
8 November, 2001                    Nil
8 November, 2002              U.S.  $ 25,000
8 November, 2003              U.S.  $ 30,000
8 November, 2004              U.S.  $ 35,000

Failure to pay the Renewal Maintenance Fees in the manner and at the times set out above will result in the disentitlement of Mega Tools to extend the original term as provided in this section 34.

(d)	The Unit Royalty amounts payable during the Renewal
Term for the period 9 November, 2005 through 8
November, 2006 shall be the same as the Unit Royalty amounts payable during the pervious twelve month period and thereafter shall be adjusted on the 9th day of November, 2006 and on each subsequent November 9th during the Renewal Term by multiplying U.S. thirty cents (U.S. $0.30) by the CPI on the 1st day of November, in each such year (commencing with the 9th day of November, 2006) and dividing the product thereof by the CPI for November 1, 2000; provided that under no circumstances shall the foregoing adjustment have the effect of lowering the Unit Royalty amount in question below U.S. thirty cents (U.S. $0.30). In this section 34(d) "CPI" means the consumer price
(monthly all-items) index for the City of Vancouver, British Columbia, Canada as issued by Statistics
Canada or its successors, provided that if such consumer price index is no longer available from Statistics Canada or its successors, Winsire may utilize, for the purposes of this section, any relevant measure of changes in consumer price levels for the City of Vancouver, British Columbia, Canada.
By way of example, assume CPI for November 1st, 2008 is

Y and CPI for November 1st, 2000 is X. Accord-ingly, the Unit Royalty for the period November 9th, 2008 to November 8th, 2009 would be the greater of US$0.30; or US$0.30 x Y/X.

(e)	The Minimum Royalty amounts payable during the Renewal
Term (and described in section 34(a) above) shall be adjusted on the 9th day of November, 2006 and on each subsequent November 9th during the Renewal Term by multiplying the royalty amount for the relevant twelve month period as described in section 34(a) by the CPI on the 1st day of November, in each such year
(commencing with the 9th day of November, 2006) and dividing the product thereof by the CPI for November
1, 2000; provided that under no circumstances shall the foregoing adjustment have the effect of lowering the Minimum Royalty amount in question below the Minimum Royalty amount for the relevant twelve month period as set out in section 34(a). In this section
34(e) "CPI" means the consumer price (monthly all-items) index for the City of Vancouver, British
Columbia, Canada as issued by Statistics Canada or its successors, provided that if such consumer price index is no longer available from Statistics Canada or its successors, Winsire may utilize, for the purposes of this section, any relevant measure of changes in consumer price levels for the City of Vancouver, British Columbia, Canada. By way of example, assume
CPI for November 1st, 2008 is Y and CPI for November
1st, 2000 is X. Accordingly, the Minimum Royalty for the period November 9th, 2008 to November 8th, 2009 would be the greater of US$150,000; or US$150,000 x
Y/X.

(f)	Section 13 shall be amended by adding the following
sub-paragraph thereto:

A"(i)	Commencing with the first day of December, 2012
and on each subsequent first day of December throughout the remaining portion of the Renewal
Term, Mega Tools shall have the right, once per year on each such first day of December, to terminate this Agreement by giving Winsire written notice of termination (the "Termination
Notice"), which notice shall specify as the effective termination date the first day of December in the year next following the year in which such notice is given. Provided that, effective as of the first day of December in the year in which such notice is given, all exclusive rights granted hereunder to Mega Tools shall immediately become non-exclusive rights.
For greater certainty, effective as of the first day of December in the year in which such notice is given, Winsire shall have the unfettered right and discretion to exercise any and all of the rights granted to Mega Tools pursuant to paragraphs 2(a), 2(b) and 2(c) hereof, including the right to grant one or more third parties a non-exclusive license to exercise any and all of the rights granted to Mega Tools pursuant to paragraphs 2(a), 2(b) and 2(c) hereof. For further certainty, effective as of the first day of December in the year in which such notice is given, Winsire, or any such non-exclusive licensee of Winsire shall, in exercising such rights, have the unfettered right and discretion to deal with any and all customers and distributors with which Mega Tools had dealt or is dealing on or at any time prior to the effective termination date. Notwithstanding anything hereinbefore provided, it shall be a condition precedent to Mega Tools' entitlement to give the Termination Notice that all other licensees under the other Head License
Agreements have likewise, concurrently given notices of termination under the corresponding termination clause contained in their respective
Head License Agreement."

(g)	Notwithstanding anything herein contained to the
contrary it shall be a condition precedent to Mega
Tools' extension of the term of this Agreement that the other licensees other than the other Head License
Agreements concurrently extend the terms of their Head
License Agreements for a corresponding period.

EQUAL PARTICIPATION IN DRAFTING
-------------------------------

35.	The parties have equally participated in the drafting of
the within Agreement, each having had the opportunity to be independently represented by counsel.

TIME OF THE ESSENCE
-------------------

36.	Time shall be of the essence of this Agreement and all
provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused these presents to be executed under their corporate seals and the hands of their proper officers duly authorised in that behalf.

EXECUTED at Vancouver, British Columbia, Canada, this 28 day of April, 2000.

      Winsire Enterprises Corporation

      /s/ Hermann Fruhm
Per:  ----------------------------
      By: Hermann Fruhm, President


EXECUTED at Langley, British Columbia, Canada, this 28 day of April, 2000.

      Mega Tools Ltd.

      /s/ Neil Morgan
Per:  --------------------------
	By: Neil Morgan, President